EX 99.15

Filed via EDGAR

December 12, 2011

William J. Kotapish, Esq.

Assistant Director

U.S. Securities and Exchange Commission

Division of Investment Management

100 F. Street, N.E.
Washington, DC 20549

RE:          Separate Account I of National Integrity Life Insurance Company (811-04846)

New registration statement on Form N-4

VAROOM II

Dear Mr. Kotapish:

Separate Account I of National Integrity Life Insurance Company and National Integrity Life Insurance Company (collectively “National Integrity”) are submitting herewith on Form N-4, a new registration statement under the Securities Act of 1933 (“33 Act”), which is amendment number 78 to National Integrity’s registration number 811-04846 under the Investment Company Act of 1940.  National Integrity is seeking to register this variable annuity, which is a revised version of an existing product (see File No. 333-167372) with changes to the cost of the product and the commission paid.

This new registration statement filing is in response to comments from the Securities and Exchange Commission (“Commission”) staff (“Staff”) on Post-Effective Amendment 2 to registration statement 333-166995 on Form N-4 filed by Separate Account I of Integrity Life Insurance Company and a related request pursuant to Rule 485(b)(1)(vii) under the 33 Act for treatment of the National Integrity filing as a replica (“Initial VAROOM II Filing”).  The Staff’s comments indicated that it views VAROOM II as a new product and requested a new registration statement be filed for each of Integrity Life Insurance Company (“Integrity”) and National Integrity.

In addition to its request for a new registration statement, the Staff provided further comments on the Initial VAROOM II Filing and subsequent correspondence filed on November 23, 2011, which have been addressed in the cover letter to a companion filing made today by Integrity, which is the parent of National Integrity Life Insurance Company.  All comments received on the Initial VAROOM II Filing are incorporated into this National Integrity filing.  The two filings (Integrity and National Integrity) contain substantially identical disclosure, but for the information regarding the issuing company and separate account.

This filing is being made without two items that are not yet available: the updated powers of attorney for the Guarantor’s Board of Directors and the consents of our independent registered public accounting firm.  We will file a pre-effective amendment that will include these last two items on December 28, 2011.   Pursuant to discussions with the Staff, assuming all comments are resolved, and the filing is otherwise correct and complete, we anticipate acceleration of this filing on or before December 30, 2011.

In connection with the foregoing, registrant acknowledges that: (i) should the Commission or the Staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filings; (ii) the action of the Commission or the Staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the registrant from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and (iii) the registrant may not assert this action as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

If you have any questions or comments, please call me at (513) 629-1854 or e-mail me at rhonda.malone@wslife.com.

Sincerely,

/s/ Rhonda S. Malone
Rhonda S. Malone
Counsel – Securities

Enclosures

Copy:    Michelle Roberts, Esq. w/enclosures via overnight mail (202-551-6758)